                                                                     Exhibit 4.5


                                 WPP GROUP PLC



                  ___________________________________________

                       LEADERSHIP EQUITY ACQUISITION PLAN
                  ___________________________________________






                           Approved by the Company in
                      General Meeting on 2 September, 1999


                    (Adopted by the Compensation Committee
                   on 22nd September, 1999 and as amended by
               the Compensation Committee on 8th December, 1999
             and on . [Appendices 1 and 2] and on [2nd May, 2001]
                                 [Appendix 3])



                                 ALLEN & OVERY
                                    London
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                                   CONTENTS

Clause                                                                    Page

1.       Purpose........................................................    1
2.       Interpretation.................................................    1
3.       Eligibility....................................................    4
4.       Acquisition of Investment Shares...............................    4
5.       Awards.........................................................    5
6.       Commitment of Investment Shares................................    7
7.       Performance Condition..........................................    7
8.       Exceptional Financial Circumstances............................    8
9.       Special Situations.............................................    8
10.      Variation of Capital...........................................    9
11.      Change of Control..............................................   10
12.      Discharge of Awards............................................   11
13.      Miscellaneous..................................................   11
14.      Amendment......................................................   14
15.      Duration.......................................................   14

Appendix 1..............................................................   15
Appendix 2..............................................................   16
Appendix 3..............................................................   17

1.   PURPOSE

     The purpose of the Plan is to strengthen the Company's long term financial performance and its ability to attract and retain key senior executives by ensuring that participants receive competitive incentives which are linked to the success of both the Company and individual businesses and which align the interests of senior executives with the interests of the Company's share owners.

2.   INTERPRETATION

(1)  The following words and expressions have the following meanings:

     "ADS" means an American Depository Share in the Company held under, or to be transferred or issued to, any depository approved by the Company.

     "Annual Earnings" means an Eligible Person's annual earnings at any time comprising his basic pay and bonus (which may be a bonus target or such percentage of a participant's bonus target as the Compensation Committee shall specify), included on a basis the Compensation Committee decides. It excludes remuneration attributable to long-term incentive schemes and other benefits.

     "Award" means an award or grant made to an Eligible Person subject to and on the terms of the Plan.

     "Award Period" means the period of 42 days commencing on any day on which the Company releases its results for any financial period.

     "Change of Control Date" means the date on which a person or persons obtains Control of the Company as described in Rule 11(1)(A) or (B).

     "Company" means WPP Group plc.

     "Comparator Group" means those companies which the Compensation Committee select from time to time , and includes the Company.

     "Compensation Committee" means the compensation committee of the board of directors of the Company.

     "Control" has the same meaning as in section 840 of the Income and Corporation Taxes Act 1988.

     "Eligible Person" means any employee (including an executive director) of a Group Company and JMS.

     "Employment" means employment as a director or employee of any Group
     Company.

     "ESOP" means the WPP Group plc Grantor Trust, the WPP Group plc ROW ESOP, the WPP Group plc UK ESOP and any other employee benefit trust nominated by the Compensation Committee to operate in conjunction with the Plan, or any one or more of them.

     "Financial Year" means a financial year of the Company within the meaning of section 223 of the Companies Act 1985.

     "Group" means the Company and all of its subsidiaries (as defined in section 736 of the Companies Act 1985).

     "Group Company" means any member of the Group. A transfer of a Participant's Employment from one Group Company to another shall be disregarded.

     "Interested" means, in relation both to "Investment Shares" and to Shares which are not Investment Shares, that the Eligible Person or Participant is interested in those Shares (and has committed them to the Plan, if appropriate) if they are held by:

     (i)   the Eligible Person or Participant beneficially;

     (ii) a member of the Eligible Person's or Participant's close family beneficially;

     (iii) a family trust or pension trust in which the Eligible Person or Participant is interested;

     (iv) a private company in which the Eligible Person or Participant is substantially interested; or

     (v)   a nominee for any of the above;

     or are in the form of Shares which vest under any of the operating company long term incentive plans or restricted share plans of the Company or the Company's performance share plan, in accordance with awards made to that Eligible Person or Participant which have matured in or by reference to a Financial Year prior to that in which the Eligible Person or Participant has agreed to participate in the Plan.

     "Investment Period" means, in relation to an Award, a period of 5 years commencing on a date specified by the Compensation Committee, not being earlier than the date on which an Eligible Person is invited to participate in the Plan in relation to that Award.

     "Investment Shares" means the Shares committed to the Plan by an Eligible Person to qualify for an Award in accordance with Rule 6.

     "JMS" means JMS Financial Services Limited.

     "Matching Shares" means Shares which are comprised in an Award.

     "Participant" means a person who holds an Award including, if relevant, his legal personal representatives.

     "Performance Condition" means the condition set out in Rule 7.

     "Performance Period" means, in relation to an Award, a period of 5 years commencing with the beginning of the Financial Year in which the Award is made.
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                                       3

     "Plan" means the WPP Group plc Leadership Equity Acquisition Plan as from time to time amended in accordance with the provisions of these Rules.

     "Relevant Event" means cessation of Employment for any reason other than Voluntary Resignation or Termination for Cause.

     "Relevant Proportion" means the proportion that the length of the period from the start of an Investment Period to the occurrence of the Relevant Event bears to the length of that Investment Period (calculated in days).

     "Share" means an ordinary share in the capital of the Company and includes ADSs.

     "Termination for Cause" means cessation of Employment in circumstances where the Participant is dismissed (with or without notice), or resigns to avoid such dismissal, because

     (i) he has committed a serious or persistent breach, or failure to observe, any of the terms or conditions of the Employment;

     (ii) he is guilty of any act of dishonesty or serious misconduct or any conduct which the Compensation Committee considers may bring any Group Company into disrepute;

     (iii) he is convicted of a criminal offence carrying a term of imprisonment (other than an offence under road traffic legislation for which a non-custodial penalty is imposed);

     (iv) he is disqualified by a competent court from being a director or officer of any body corporate.

     "TSR" means the total shareholder return of a company (or a group of companies) measured on the assumption that dividends are reinvested and on such other assumptions and basis and averaged over such period as the Compensation Committee decides.

     "Vested Matching Shares" means the number of Matching Shares comprised in an Award which is determined as at the end of the Performance Period as being the number in respect of which the Performance Condition has been satisfied, and subject to Rule 8.

     "Voluntary Resignation" means cessation of Employment in circumstances where the Participant resigns of his own volition other than:

     (i) on account of serious ill-health, retirement at normal or contractual retirement age or early retirement agreed by the Company; and

     (ii) where he resigns in circumstances which entitle him to terminate the Employment without notice on account of a breach of contract by the Group Member by which he is employed.

(2) Words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

(3)  Any reference, express or implied, to an enactment includes references to:

     (a) that enactment as amended, extended or applied by or under any other enactment; and

     (b) any enactment which that enactment re-enacts (with or without modification).

3.   ELIGIBILITY

(1)  No person is entitled as of right to participate in the Plan.

(2) The Compensation Committee may decide from time to time which Eligible Persons may participate, and the extent of their participation, in the Plan through the receipt of an Award or Awards.

(3) An Eligible Person who is within three years of the date on which he is bound to retire from Employment is not eligible to receive an Award unless the Compensation Committee otherwise decides in exceptional circumstances.

4.   ACQUISITION OF INVESTMENT SHARES

(1) In order to participate in the Plan through the receipt of an Award an Eligible Person must agree to participate in the Plan by making an investment in Shares and committing to the Plan Shares in which he is Interested.

(2) The minimum number of Shares which an Eligible Person may commit to the Plan must represent a minimum value of Shares in which an Eligible Person is Interested for the purpose of participating in the Plan. Except in the case of Mr Sorrell and JMS, in respect of any Award that minimum value shall be an amount equal to the Eligible Person's Annual Earnings at the time he agrees to participate in the Plan.

(3) The maximum value of Shares which an Eligible Person may commit during the life of the Plan must represent a maximum value of Shares in which an Eligible Person is Interested. That maximum value shall be three times the Eligible Person's Annual Earnings (or $10m in aggregate in the case of Mr Sorrell and JMS). The Compensation Committee may decide a lower maximum value of Shares for an Eligible Person in relation to any Award.

(4) The Compensation Committee shall establish arrangements for inviting Eligible Persons whom they have invited to participate in the Plan to acquire their Investment Shares over such period and by such instalments as they decide.

(5) Investment Shares must be obtained and/or held in accordance with an investment policy determined from time to time by the Compensation Committee. At least one third of such Shares must normally be obtained by purchase or, in the case of Shares acquired under any of the Company's share option schemes, by subscription or otherwise, or may be capable of being acquired:

     . by applying the after tax proceeds of any short term incentive scheme applicable to the Financial Year in which the Participant agrees to participate in the acquisition of Shares; and/or

     . in the form of Shares which vest under any of the operating company long term incentive plans or restricted share plans of the Company or the Company's performance share plan

          ("LTIPs"), in accordance with awards which mature in or by reference to the Financial Year in which the Participant agrees to participate in the Plan; and/or

     . by applying the after tax cash proceeds of any awards made under any of the LTIPs which mature in the Financial Year in which the Participant agrees to participate in the Plan in the acquisition of Shares.

     If the after tax cash proceeds of any LTIP award and, where applicable, the number of Shares which vest under any LTIP award are insufficient to acquire the balance of the number of Shares (when taken with any Shares in which the Participant is Interested at the time when the Eligible Person is invited to participate in the Plan and committed to the Plan under (6) below) which the Participant agreed to commit to the Plan, the Compensation Committee may allow the Participant to acquire the balance within a further period they specify. If the Participant fails to acquire the balance within the specified period and to commit them to the Plan, the Award shall, subject to the last paragraph of Rule 5(4), lapse, if the number of Shares committed in respect of that Award falls short of the minimum number applicable under (2) above, and shall be scaled down appropriately, if the number of Shares committed in respect of that Award exceeds that minimum number but is less than the number which the Participant agreed to commit.

(6) The investment policy of the Compensation Committee may allow a proportion, not exceeding two thirds, of the Investment Shares which the Eligible Person has agreed to contribute to the Plan to be satisfied by the commitment to the Plan of Shares in which the Eligible Person is Interested at the time when the Eligible Person is invited to participate in the Plan (without the need for acquisition by him). The Compensation Committee shall determine the value to be attributed to any existing holding.

5.   AWARDS

(1) By agreeing to participate in the Plan and by agreeing to commit Investment Shares in accordance with Rule 4 in the Financial Year in which he is invited to participate an Eligible Person shall be entitled to receive an Award granted by the Compensation Committee. Awards will normally be made during an Award Period, but exceptionally may be made at other times.

(2) The Compensation Committee decides by when the Investment Shares must be committed in a Financial Year to qualify for an Award.

(3) An Award shall relate to a number of Matching Shares the Compensation Committee determines not exceeding five Matching Shares for every Investment Share contributed. The number of Matching Shares which a Participant may become entitled to acquire under an Award shall be determined at the end of the Performance Period.

(4) The Compensation Committee shall determine the form in which the Award is made and its full terms. In particular, the Award may take the form of any one or more of the following, provided that the terms of the Award are consistent with the Plan:

     (i)  as two separate awards, including either or both of:

          (a) a bonus award payable at the end of the Investment Period, for an amount equal to the fair market value of the Matching Shares subject to the Award at the time the Award is made (as determined by the Compensation Committee); and

           (b) an award of an option to acquire the Matching Shares subject to the Award, exercisable, subject to the other provisions of the Rules, at the earlier of the Change of Control Date and a date no sooner than one month after the end of the Investment Period, for a consideration equal to the fair market value of the Matching Shares subject to the Award at the time the Award is made (as determined by the Compensation Committee);

     (ii) an option to acquire the Matching Shares exercisable for a nil or a nominal consideration;

     (iii) an award of Matching Shares, subject to restrictions, or a promise to receive Matching Shares; and

     (iv) such other form which the Compensation Committee considers has a substantially similar purpose or effect.

     In the case of an Award consisting of or including an option element granted in accordance with the requirements of fixed plan accounting under US generally accepted accounting principles, the option so granted so far as it relates to the acquisition of Shares (but not any cash amount) shall be exercisable, with no restriction other than that the Participant is in Employment, for a short period determined by the Compensation Committee immediately prior to the expiry of the option by effluxion of time, notwithstanding that the Performance Condition and/or the requirement to remain Interested in Investment Shares has not been met.

(5) A Participant shall become entitled to acquire the number of Vested Matching Shares comprised in an Award or, as the case may be, the bonus award referred to in Rule 5(4)(1)(a) above and subject to and in accordance with the form of the Award under, and the last paragraph of, (4) above, only:

     (i) if the Participant remains Interested in the Investment Shares throughout the Investment Period;

     (ii) subject to and in accordance with the Performance Condition in Rule 7 and subject to 8, and

     (iii) subject to Rules 9 and 11, if the Participant continues in Employment throughout the Investment Period.

(6) If a Participant ceases to be Interested in any of the Investment Shares during the Investment Period the Award will lapse in respect of all the Matching Shares to which it relates.

(7) During the Investment Period a Participant shall not be entitled to any dividends or other rights in respect of Matching Shares comprised in an Award nor shall he be entitled to vote in respect of the Matching Shares.

(8) The Participant shall cease to have any rights in respect of the number of Matching Shares comprised in an Award which are not Vested Matching Shares with effect from the end of the Performance Period, and shall cease to have any rights in respect of all the Matching Shares comprised in an Award with effect from the earliest of (i) subject to Rule 9, the cessation of Employment, (ii) his failure to remain Interested in the Investment Shares or to acquire and commit the minimum number of Investment Shares required under Rule 4, (iii) the date on which Rule 5(9) applies and (iv) the date on which Rule 13(13) applies.

(9) An Award is personal to a Participant and cannot be transferred, assigned, used as security or otherwise charged or turned to account except that the Award may be transferred if, immediately after the transfer, the Participant would be Interested in the Award if the Award consisted of Shares. An Award shall lapse if the Participant does or attempts to do any such thing or if he is adjudged bankrupt or enters into any arrangement with his creditors under any formal insolvency procedure or, if the Award is not held by the Participant, if an event occurs as a result of which he would cease to be Interested in the Award, if the Award consisted of Shares.

(10) The receipt of an Award shall not confer on the Participant (unless otherwise provided in the terms of the Award) any right to the allotment of a specified number of Shares by the Company or to the transfer of a specified number of Shares from any particular transferor. The discharge of the Award shall be in accordance with Rule 12.

6.   COMMITMENT OF INVESTMENT SHARES

(1) Any Shares in which an Eligible Person is or becomes Interested under Rule 4 shall be committed to the Plan and held under arrangements approved by the Compensation Committee so as to constitute the Investment Shares of the Participant.

(2) The Compensation Committee shall be entitled to rely on a declaration in a form satisfactory to it that an Eligible Person is or continues to be Interested in the Investment Shares.

(3) A Participant shall forthwith notify the Compensation Committee if he ceases to be Interested in the Investment Shares or any of them.

(4) The commitment of Shares to the Plan as Investment Shares shall not of itself affect any right of the Eligible Person to dividends or other rights attaching to those Shares.

(5) Shares shall cease to be Investment Shares at the end of the Investment Period or when the Award lapses under Rule 5(8).

7.   PERFORMANCE CONDITION

(1) The number of Matching Shares comprised in an Award which are Vested Matching Shares shall be determined at the end of the Performance Period. That number will depend subject to Rule 8 on the ranking of the TSR of the Company over the Performance Period within the Comparator Group in accordance with the following table.

     The Company's rank within Comparator        No. of Matching Shares for each Investment
                   Group                                            Share
     --------------------------------------------------------------------------------------
                    1st                                               5
                    2nd                                               5
                    3rd                                              4.5
                    4th                                               4
                    5th                                              3.5
                    6th                                               3
                    7th                                              2.5
                    8th                                               2
                9th or lower                                         0.5

     The rankings set out in the above table are based on a Comparator Group consisting of fifteen companies including the Company. If the number of companies in the Comparator Group is different the Compensation Committee shall adjust the rankings in the above table on a basis which it considers to be fair and reasonable.

(2) TSR shall be averaged over a proper period before the start and the end of the relevant Performance Period on such basis as the Compensation Committee decides from time to time.

(3) The Compensation Committee may, in appropriate circumstances, amend the Performance Condition in relation to any Award if an event has occurred in consequence of which the Compensation Committee considers that the Performance Condition should be amended for the purpose of ensuring that either the criteria against which the performance of the Company will be measured will be no less demanding and will be a fairer measure of that performance or will provide a more effective incentive to Participants.

8.   EXCEPTIONAL FINANCIAL CIRCUMSTANCES

(1) If the Compensation Committee determines that exceptional financial circumstances have occurred or have prevailed during the Performance Period applicable to an Award, the Compensation Committee shall have power to determine that the number of Matching Shares which may become Vested Matching Shares at the end of a Performance Period, in respect of all Awards having the same Performance Period, shall be changed at the end of the Performance Period.

(2) In exercising its discretion under this Rule to adjust the number of Matching Shares which may become Vested Matching Shares at the end of a Performance Period the Compensation Committee shall have regard to all factors which they consider appropriate and shall treat all Participants whose Awards relate to the same Performance Period on a like basis.

(3)  This Rule shall not operate to reduce Vested Matching Shares to less than
     0.5 of a Matching Share for each Investment Share.

9.   SPECIAL SITUATIONS

(1) If a Participant ceases to be in Employment during, but not earlier than one year after, the start of the Investment Period for any reason, other than Voluntary Resignation or Termination for Cause, Rule 5 shall apply as if the number of Matching Shares which the Participant could become entitled to acquire at the end of the Investment Period, depending
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                                       9

     on the Company's ranking within the Comparator Group at the end of the Performance Period under Rule 7 and subject to Rule 8, were reduced to the Relevant Proportion of the number of Matching Shares to which the Participant would have been entitled if his Employment had not terminated. However, if the Company's ranking is 9th or lower (meaning below the median of the Comparator Group) the Participant shall not be entitled to acquire any Matching Shares at the end of the Investment Period, except to the extent (if any) that the Compensation Committee decides. This applies whether the cessation of Employment occurs during or after the end of the Performance Period.

     In consequence:

     (i)   Rule 5(5)(iii) shall cease to apply; and

     (ii) the Participant shall become entitled to acquire a number of Matching Shares at the end of the Investment Period (subject to Rule 9(2) and the reduction by reference to the Relevant Proportion), and dependent on the ranking of the Company within the Comparator Group under Rule 7(1) at or above the median at the end of the Performance Period and subject to Rule 8.

(2)  If a Participant ceases to be in Employment:

     (i) during the first year of an Investment Period in any circumstances, or

     (ii) during an Investment Period after the expiry of the first year of that period in any circumstances other than those set out in Rule 9(1)

     the Award applicable to that Investment Period shall lapse, in respect of the Investment Period referred to in paragraph (i) above and shall lapse, except to the extent that the Compensation Committee otherwise decide, in respect of the Investment Period referred to in paragraph (ii) above.

(3) Subject to any relevant legal or regulatory requirements prevailing in any jurisdiction, for the purposes of this rule a woman who ceases to be in Employment due to pregnancy or confinement will be regarded as having ceased Employment on the date on which she indicates that she does not intend to return to work. In the absence of such indication she will be regarded as having ceased Employment on the last day on which she is entitled to return to work. A woman who exercises her statutory right or any equivalent contractual right to return to work following pregnancy or confinement shall not be treated as having ceased to be in employment.

10.  VARIATION OF CAPITAL

(1) In the event of any increase or variation in the capital of the Company arising out of or in connection with a capitalisation issue, an offer to the holders of Shares, a rights issue, a subdivision, consolidation or reduction of capital, special dividend, demerger, or other variation of capital, the terms of outstanding Awards and the terms on which Investment Shares have been contributed to the Plan may be adjusted in such manner as the Compensation Committee considers appropriate. An adjustment shall not have effect unless the auditors or other financial advisers appointed by the Compensation Committee acting as experts and not arbitrators confirm that in their opinion the adjustment is fair and reasonable and such confirmation shall be final and binding.

(2)  Participants shall be notified of any adjustment made under this Rule.

11.  CHANGE OF CONTROL

(1)  If:

     (A) any person (and/or persons acting in concert) obtains Control of the Company as a result or in consequence of making a general offer to acquire the whole of the issued share capital of the Company which is made subject to a condition such that if satisfied the person making the offer will have Control of the Company, or

     (B) if any person (and/or persons acting in concert) obtains Control of the Company other than as a result of or in consequence of making such general offer but the offeror is bound by Rule 9 of the City Code on Takeovers and Mergers to make a general offer for the minority, then:

     (i) in relation to all outstanding Awards the Investment Period shall be deemed to end on the Change of Control Date and the Performance Period shall, if it has not already ended, be shortened and deemed to end on the Change of Control Date;

     (ii) the number of Vested Matching Shares which a Participant may become entitled to acquire shall be determined as at the Change of Control Date dependent on the Company's ranking within the Comparator Group under Rule 7 at that date, having regard to paragraph (2) below and subject to Rule 8; provided that the Company is not applying Accounting Principles Board Opinion 25 of the Financial Accounting Standards Board of the United States, to the extent that the value of any Vested Matching Shares for US tax purposes exceeds three times the "base amount" applicable to the Participant, as defined in
           Section 280G(b)(3) of the United States' Internal Revenue Code, by 20 per cent. or less, the number of Vested Matching Shares will be reduced by such number as shall be necessary to avoid the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code (or any similar tax that may hereafter be enacted); and

     (iii) on the Change of Control Date the Participant shall cease to have any rights in respect of outstanding Awards except in relation to the Vested Matching Shares under (ii) above.

(2) For the purpose of paragraph (1) above in determining the Company's TSR the price of Shares for each of the 60 Dealing Days up to and including the Change of Control Date shall be deemed to be the higher of the closing price on the Change of Control Date, as derived from the Stock Exchange Daily Official List, and the price which would otherwise have been taken into account in determining the TSR of the Company on each of those Dealing Days.

(3)  If:

     (i) under section 425 of the Companies Act 1985 the Court sanctions a compromise or arrangement for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or

     (ii) a resolution is passed for the voluntary winding up of the Company for the purposes of or in connection with a reconstruction or division of the Company or its business the terms of outstanding Awards and the terms on which Investment Shares have been contributed to the Plan will be varied in such manner as the Compensation Committee considers appropriate. A variation shall not have effect unless the auditors or other financial advisers appointed by the Compensation Committee acting as experts and not as arbitrators confirm that in their opinion the variation is fair and reasonable and such confirmation shall be final and binding.

12.  DISCHARGE OF AWARDS

(1) The manner in which an Award shall be satisfied at the end of the Investment Period shall depend on the form of the Award determined by the Compensation Committee under Rule 5(4).

(2) Awards will normally be satisfied by the transfer of the number of Vested Matching Shares to the Participant, or as he may direct, or to a depository in the case of ADSs, from the ESOP.

(3) Awards will normally be satisfied within 30 days after the Compensation Committee has determined the ranking of the Company for the purposes of Rule 7 subject to Rule 8 or, if later, within 30 days after the end of the Investment Period or, if the Award is in the form of a right to acquire Shares, within 30 days after the Participant gives notice of exercise of that right to the Company.

(4) Any transfer of Shares is subject to the Compensation Committee being satisfied that the transfer would be lawful in the relevant jurisdiction.

(5) The transfer of Shares under the Plan is subject to obtaining any approval or consent required under the provisions of the document "Admission of Securities to Listing" published by the London Stock Exchange, or under the City Code on Take-overs and Mergers, or of any applicable regulations or enactment (whether in the United Kingdom or overseas). The Participant shall do all things necessary to obtain or obviate the need for such consent.

13.  MISCELLANEOUS

(1) The Plan shall be administered by the Compensation Committee whose decision on any matter concerning the Plan shall be final and binding unless it is a matter on which the decision of the auditors or any other financial adviser is final and binding.

(2) The Compensation Committee shall approve all documents required in connection with Awards.

(3) The Compensation Committee may establish arrangements under which the cash value of an Award may be paid to an Eligible Person in lieu of the discharge of the Award under Rule 12.

(4) The cost of establishing and operating the Plan (including but not limited to stamp duty and stamp duty reserve tax) shall be borne by the Company. The costs relating to the transfer of Shares may be borne by the relevant Group Companies pro rata to the number of their employees participating or eligible to participate under the Plan.

(5) All notices under the Plan shall be in writing. Any notice or other document to be served under the Plan may be delivered or sent by first class post, recorded delivery post or telex or facsimile process, and if to a Group Company to their respective registered offices for the time being, and if to a Participant, to the Participant at the address which he shall give to the Company for the purpose, or failing any such address to his last known place of abode.

(6)  Any notice or document shall be deemed to have been served:

     (a)   if delivered, at the time of delivery; or

     (b) if posted, at 10.00 a.m. on the second business day after it was put into the post; or

     (c)   if sent by telex or facsimile process, at the time of despatch.

(7) In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed, prepaid and posted or that the telex or facsimile message was properly addressed and despatched as the case may be.

(8) Participation in the Plan is a matter separate from any contract of employment or other agreement and any benefit conferred by the Plan shall not be counted for pension or any other purpose.

(9) A Participant shall have no entitlement by way of compensation or damages resulting from the termination of the office or employment by virtue of which he is or may be eligible to participate in the Plan for the loss of any right or benefit or prospective right or benefit under the Plan which he might otherwise have enjoyed whether the compensation is claimed for wrongful dismissal or otherwise.

(10) The Plan is intended to operate on a worldwide basis and, accordingly, the Compensation Committee may adopt any rate of exchange for converting any currency into any other currency as they decide at any time and from time to time for any purpose in connection with the Plan.

(11) No obligation to transfer or procure the transfer of Shares shall arise, nor shall there be any obligation to do any other thing in relation to a Participant under or in connection with the Plan or the making or Vesting of any Award unless and until the Compensation Committee is satisfied in its discretion that either:

     (i) the Participant has made payment or has made arrangements satisfactory to the Company for the payment to it and/or to any Group Member or other person of such sum as is, in the sole discretion of the Compensation Committee, sufficient to settle any liability for any tax and/or, unless the Compensation Committee otherwise determines, social security contributions or the like (in any jurisdiction) which are or would be recoverable from such person in connection with the Plan or any Award and in respect of which the Group Member or other person is or may be liable to account (in any jurisdiction); or

     (ii) the Participant has entered into an agreement satisfactory to the Compensation Committee to ensure that such a payment will be made by the Participant.

(12) Receipt of an Award shall authorise the Company or any person nominated by the Company at its sole discretion to sell such number of Shares from the number to which the Award relates as it may estimate as being necessary to produce a cash sum sufficient to meet the liabilities referred to in sub-rule (11) and account to any Group Member or other person and/or the relevant authorities in respect of such tax and/or social security liabilities (in any jurisdiction at the appropriate time).

(13) If a Participant owes a debt or other monetary obligation to a Group Company, the Company, or any Group Company, as appropriate, has a charge over the Participant's interest in the Plan (but not over his Investment Shares). Satisfaction of an Award may be withheld until the Participant has discharged to the satisfaction of the Committee the debt or other monetary obligation. Without prejudice to the generality of the foregoing if a Participant who has ceased to be in Employment breaches any contractual obligation owed to any Group Company relating to restrictions on that Participant following the termination of his Employment the Participant's Award shall be forfeited.

(14) The Plan and any Award shall be governed by and construed in accordance with the laws of England and Wales.

(15) The Plan shall apply to JMS with all modifications that the Compensation Committee considers necessary or desirable.

(16) Two or more Eligible Persons who have been invited to participate in the Plan or two or more Participants ("Joint Participants") may together apply to the Compensation Committee to treat Awards respectively made or to be made to them pursuant to offers of participation made at the same time as joint Awards ("Joint Awards") in accordance with this sub-rule. Such an application may be made at any time during the Investment Period applicable to those Awards or offers of participation. The Compensation Committee may accept or reject such an application. If it accepts an application:

     (i) the Joint Awards shall relate to a number of Matching Shares the Compensation Committee determines, provided that the number of Matching Shares subject to the Joint Awards may not exceed five Matching Shares for each of the Investment Shares contributed in aggregate by the Joint Participants;

     (ii) The Compensation Committee may alter the form of Award made to any of the Joint Participants;

     (iii) the Compensation Committee may limit the value or amount of the Award made to any of the Joint Participants in such manner as it considers appropriate, consistent with the form of Award made in accordance with Rule 5(4)(i), where appropriate;

     (iv) the Compensation Committee may allocate the aggregate of the Matching Shares under the Joint Awards amongst the Joint Participants and decouple any of the Joint

           Awards from the Investment Shares in such manner as the Compensation Committee considers appropriate.

14.  AMENDMENT

(1) Subject to sub-rules (2) and (3) below, the Compensation Committee may at any time alter or add to all or any provisions of the Plan, or the terms of all Awards made under it, in any respect.

(2) No alteration or addition to the advantage of Eligible Persons or Participants shall be made under sub-rule (1) without the prior approval of the Company in general meeting, other than a minor amendment to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Eligible Persons, Participants or Group Companies.

(3) No alteration or addition shall be made to the terms of any Award made prior to the date of the alteration or addition which would adversely affect the Participant's interest in that Award in any material respect without the consent of the Participant.

15.  DURATION

     No Award may be made later than 2 September, 2004.

                                  APPENDIX 1

                 PARTICIPATION CONSEQUENT ON THE MERGER OF THE
                       COMPANY AND YOUNG & RUBICAM, INC


This Appendix constitutes the Young & Rubicam part of the WPP Leadership Equity Acquisition Plan ("Y & R Part") applicable to those employees of Young & Rubicam, Inc and its subsidiaries ("Y & R Participants") who are offered the opportunity to participate in the Plan as a result of the merger of the Company and Young & Rubicam, Inc. The terms of the Y & R Part are identical to those of the Plan to which the Y & R Part is appended except as set out below:

1. The definition of "Investment Period" in Rule 2(1), shall apply as if Y & R Participants had been offered participation in the Plan on 22 September 1999.

2. The definition of "Performance Period" in Rule 2(1), shall apply as if Y & R Participants had been invited to participate in the Plan on 22 September 1999.

3. Rule 3.3 shall apply as if Awards were received by Y & R Participants in 1999.

4. Rules 5(1) shall apply as if Y & R Participants were invited to participate on 22 September 1999.

5. The number of Matching Shares which the Compensation Committee determines that a Participant may become entitled to acquire under Rule 5(3) shall be reduced in the proportion that the period from the date on which the Participant was invited to participate in the Plan to 22nd September, 2004 (being the end of the Investment Period) bears to 5 years (being the Investment Period from 22nd September, 1999 to 22nd September, 2004). That proportion is settled being four fifths of the number of Matching Shares otherwise available for invitations issued following shareholder approval in September 2000. Rule 7(1) shall be applied accordingly.

6. In Rule 5(5), delete the words "throughout the Investment Period" wherever they appear and replace those words with the words "from the date the Investment Shares are acquired until the end of the Investment Period".

7.   Rules 9(1) and 9(2) shall be modified.

     (i) The references to "one year" in Rules 9(1) and 9(2) shall be taken to be a proportion of one year and that period shall commence on the date on which the Participant is invited to participate in the Plan (and not at the start of the Investment Period which is deemed to have commenced on 22nd September, 1999). The proportion shall be the same proportion as is calculated under paragraph 5 above for the purpose of determining the number of Matching Shares to which the Participant may become entitled.

     (ii) The "Relevant Proportion" shall be taken as the proportion that the length of the period from the date on which the Participant is invited to participate in the Plan to the occurrence of the Relevant Event bears to the length of the period from the date on which the Participant is invited to participate in the Plan to 22nd September, 2004, being the end of the Investment Period (calculated in days).

                                  APPENDIX 2

                                  MR M DOLAN


This Appendix applies solely to Mr M. Dolan whose participation in the Plan is proposed in unusual circumstances. Mr Dolan, as a Y& R Participant, will participate in the Plan on the basis as modified by Appendix 1.

                                  APPENDIX 3

                  PARTICIPATION ON OR AFTER 1ST JANUARY, 2001
                  (other than for directors of WPP Group plc)


This Appendix shall be treated as a separate long-term incentive plan which does not involve the issue of new shares in WPP Group plc and in which directors of WPP Group plc shall not be eligible to participate. It shall also form part of the Leadership Equity Acquisition Plan (the "Plan") and constitute all of the terms of the Plan for Participants joining on or after 1st January, 2001 (other than directors of WPP Group plc). Accordingly the terms of the Plan for such Participants shall be identical to those set out above (that is as adopted on 22nd September, 1999 and as amended on 8th December, 1999 in both cases by the Compensation Committee but without Appendices 1 and 2 which relate to the merger of the Company and Young & Rubicam, Inc) and shall be as notified in the following manner.

1.   Rule 2 (Interpretation)

     Definition of "Eligible Person" excludes a director of the Company.

     Definition of "Interested". The Compensation Committee may decide on different or extended arrangements to determine whether an Eligible Person or Participant is interested in Shares (and has committed them to the Plan) than the circumstances set out in this definition.

     Definitions of "Investment Period" and "Performance Period". The Compensation Committee may decide on periods of a different length and/or periods commencing with effect from any date it selects for the purpose of these definitions.

2.   Rule 4 (Acquisition of Investment Shares)

     The minimum and maximum numbers/values of Shares which an Eligible Person may commit to Plan shall not be as set out in sub-rules (2) and (3) but shall be determined by the Compensation Committee.

     The after tax proceeds of any short term incentive scheme, and/or Shares which vest under any LTIPs and/or the after tax cash proceeds of awards made under any LTIPs may relate under Rule 4(5) to a year other than the year in which the Participant agrees to participate in the Plan.

     The Compensation Committee may further modify Rule 4 in respect of any Award.

3.   Rule 5 (Awards)

     Rule 5(3). The Compensation Committee may determine a different proportion of Matching Shares to Investment Shares than the ratio of 5 to 1.

4.   Rule 7 (Performance Condition)

     The Compensation Committee may determine a different table of rankings and numbers of Matching Shares.

5.   Rule 9 (Special Situations)

     The period of one year adopted for vesting purposes in this Rule may be a different period chosen by the Compensation Committee.

6.   Rule 12 (Discharge of Awards)

     An award cannot be satisfied by the allotment of new Shares.